SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant     x

Filed by a Party other than the Registrant

Check the appropriate box:
x	Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12

PS FINANCIAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

x	No fee required. Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) (2) (3) (4) (5)	Title of each class of securities to which transaction applies:
Aggregate number of securities to which transaction applies:
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)
Proposed maximum aggregate value of transaction:
Total fee paid:
Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) (2) (3) (4)	Amount Previously Paid: ___________________
Form, Schedule or Registration Statement No.: ___________________
Filing Party: ______________________________________
Date Filed: ______________________________________

Next Page

FOR IMMEDIATE RELEASE

Contact:	PS Financial, Inc. Kimberly P. Rooney President and CEO Chicago, Illinois (773) 376-3800	PNA Holding Company Lawrence H. Chlum President Niles, Illinois (847) 966-7900

PNA HOLDING COMPANY TO ACQUIRE PS FINANCIAL, INC.
ANNOUNCE MERGER BETWEEN
ALLIANCE, FSB AND PREFERRED SAVINGS BANK

            NILES, ILLINOIS, June 13, 2001. PNA Holding Company ("PNA"), the holding company for Alliance, FSB ("Alliance"), and PS Financial, Inc. (Nasdaq: PSFI) ("PS Financial"), the holding company for Preferred Savings Bank ("Preferred") today announced the execution of a definitive agreement providing for the acquisition of PS Financial by PNA. The transaction is valued at approximately $18.0 million. PNA Holding Company is a wholly owned subsidiary of the Polish National Alliance of the U.S. of North America, a fraternal benefit life insurance company.

            In the transaction, PS Financial shareholders will receive $14.00 in cash for each share of PS Financial common stock. The transaction has been approved by the board of directors of both companies and is subject to approval by bank and insurance regulatory authorities and PS Financial shareholders. The parties expect the transaction to close around September 30, 2001.

            "This combination strengthens PNA by adding a franchise that has been a fixture in the community for over 100 years. Preferred and Alliance serve similar communities. The merger also provides us with an opportunity to expand our market area," noted Lawrence H. Chlum, President of PNA. "Additionally, revenue enhancement opportunities will be created by integrating Alliance's products and services with Preferred's."

            "We are extremely pleased to announce this transaction," noted Kimberly P. Rooney, President and CEO of PS Financial. "This transaction will allow us to better serve our customers with enhanced products and services to be provided by Alliance. We are pleased that Alliance shares our commitment to community involvement and quality customer service."

            Preferred provides full-service banking through its main office located in Chicago, Illinois. At March 31, 2001, on a consolidated basis, PS Financial had $58.2 million in deposits, $112.0 million in total assets, and $16.2 million in stockholders' equity.

            Alliance, which was organized in June 1999, is located in Niles, Illinois. At March 31, 2001, on a consolidated basis, PNA had $48.3 million of deposits, $57.1 million in total assets, and $6.3 million in stockholders' equity.

            The Polish National Alliance of the U.S. of North America was founded in 1880 and operates in 38 states. At December 31, 2000, the Polish National Alliance had $328.6 million in assets and $30.6 million in statutory surplus.

            Except for historical information contained herein, the matters contained in this news release and other information in PS Financial's SEC filings may express "forward-looking statements" that involve risk and uncertainties, including statements that are other than statements of historical facts. PS Financial wishes to caution readers not to place undue reliance on any forward-looking

Next Page

statements, which speak only as of the date made. Readers are advised that various factors, including but not limited to - changes in law, regulations or generally accepted accounting principles; PS Financial's competitive position within their market areas; increasing consolidation within the banking industry; unforeseen changes in interest rates; any unforeseen downturns in the local, regional or national economies - could cause PS Financial's actual results or circumstances for future periods to differ materially from those indicated or projected.

            PS Financial does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

            PS Financial will be filing relevant documents concerning the merger with the Securities and Exchange Commission ("SEC"), including a proxy statement which will be sent to the stockholders of PS Financial seeking their approval of the proposed merger. WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by PS Financial will be available free of charge from the Secretary of PS Financial at 4800 South Pulaski Road, Chicago, Illinois, 60632, telephone (773) 378-3800. PS FINANCIAL INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

            PS Financial and its directors and executive officers may be deemed to be participants in the solicitation of proxies from PS Financial stockholders to approve the merger. Information about these participants may be obtained through the SEC's web site from the definitive proxy statement filed with the SEC by PS Financial on April 20, 2001. Additional information regarding the interests of these participants may be obtained by reading the proxy statement regarding the proposed merger when it becomes available.